Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Envestnet, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-249735 and 333-235478) on Form S-3ASR, and the registration statements (Nos. 333-169050, 333-181071, 333-204858, 333-208107, and 333-239533) on Form S-8 of Envestnet, Inc. (the Company) of our report dated February 26, 2021, with respect to the consolidated balance sheets of Envestnet, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of Envestnet, Inc.
Our report dated February 26, 2021 refers to a change in the Company's method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases, as amended.

/s/ KPMG LLP
Denver, Colorado

February 26, 2021